Exhibit 10.03
ALLIED WASTE INDUSTRIES, INC.
RESTRICTED STOCK UNITS AGREEMENT
(UNDER THE 2005 NON-EMPLOYEE DIRECTOR
EQUITY COMPENSATION PLAN)
     THIS RESTRICTED STOCK UNITS AGREEMENT (“Agreement”) is dated                                                               (“Date of Grant”), between ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Company”), and                                                              (“Director”):
R E C I T A L S:
     The Company maintains the Allied Waste Industries, Inc. 2005 Non-Employee Director Equity Compensation Plan (formerly known as the Allied Waste Industries, Inc. 1994 Amended and Restated Non-Employee Director Stock Option Plan), as most recently amended and restated effective May 20, 2005 (“Plan”), all of the terms and provisions of which are incorporated herein by reference and made a part of this Agreement. All capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.
     The Plan permits the Plan Administrator to make initial and/or annual grants under the Plan in the form of units of Restricted Stock, instead of shares of Restricted Stock. The Plan Administrator has determined that it would be in the best interest of the Company and its stockholders to grant the of Restricted Stock provided for herein (“RSUs”), instead of shares of Restricted Stock, to Director pursuant to the Plan and the terms set forth herein as an inducement to serve as a director of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Grant of Restricted Stock Units. The Company hereby grants to Director                      units of Restricted Stock (“RSUs”). Each RSU shall represent Director’s right to receive one share of the Company’s common stock, par value $.01 per share (the “Common Stock”), subject to the following terms and conditions and to the provisions of the Plan.
2. Vesting. Director shall become vested in the RSUs according to the following schedule:
     [Initial grant — 0% vested until the last day of Director’s first one-year term ending after the Date of Grant; 1/3 vested on the last day of Director’s first one-year term ending after the Date of Grant; an additional 1/3 vested on the last day of Director’s second one-year term ending after the Date of Grant; and an additional 1/3 vested on the last day of the Director’s third one-year term ending after the Date of Grant.]
     [Annual grant — 0% vested until the last day of Director’s first one-year term ending after the Date of Grant; and 100% vested on the last day of Director’s first one-year term ending after the Date of Grant.]
Any RSUs that have not vested as of the date Director ceases to be a director of the Company, for any reason, will be forfeited as of the beginning of business on that date.
3. Rights as Stockholder. Director shall not be entitled to any of the rights of a stockholder with respect to the RSUs (including the right to vote such shares and to receive dividends and other distributions) unless and until the certificate for shares of Common Stock issuable upon vesting are issued. Notwithstanding the foregoing, if the Company pays a cash dividend on its Common Stock while Director’s RSUs are still outstanding, Director will be credited with additional units of Restricted Stock (“Additional RSUs”) in an amount equal to the total number of outstanding whole RSUs multiplied by the dollar amount of the cash dividend paid per share, divided by the Fair Market Value per share. Moreover, if the Company pays a stock dividend on its Common Stock while Director’s RSUs are still outstanding, Director will be credited with Additional RSUs in an amount equal to the total number of outstanding whole RSUs multiplied by the share dividend paid per share. Any Additional RSUs that are credited will become part of the RSUs (and, as such, may be taken into account in determining the outstanding whole number of RSUs for purposes of crediting any future dividends) and will be subject to the same terms and conditions that apply to the RSUs.
4. Issuance of Shares. Reasonably promptly after all or a portion of the RSUs vest (but in no event later than the March 15 next following the last day of the Director’s taxable year during which the RSUs vest), the Company will provide Director with a certificate for the shares of Common Stock issuable on vesting, issued in the Director’s name. The certificate will be issued for a whole number of shares only. Any fractional share resulting from the payment of dividends will be paid in cash based on the Fair Market Value of such fractional share. The certificate(s) will be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on the sale or transfer of the Award Shares, and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares.
5. Term of Directorship. This Agreement does not grant to Director any right to continue serving as a director of the Company.
6. Notices; Deliveries. Any notice of delivery required to be given under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at its principal office at 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, and any notice or delivery to be given to Director shall be addressed to him at the address given by him beneath his signature hereto or such other address as either party hereto may hereafter designate in writing to the other. Any such notice or delivery shall be deemed to have been duly given when addressed as aforesaid, registered or certified mail, and deposited (postage or registration or certification fee prepaid) in a post office or branch post office regularly maintained by the United States.
7. Disputes. As a condition of the granting of the RSUs, Director and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of the terms of the Plan and this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Director, his heirs and personal representatives, and all permitted transferees.
8. RSUs Subject to Plan. The RSUs granted pursuant to this Agreement are subject to the terms and provisions of the Plan. Unless otherwise explicitly stated herein, in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail under all circumstances.
9. Miscellaneous.
     (a) All decisions of the Committee with respect to any questions arising under the Plan or under this Agreement shall be conclusive.
     (b) Director agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, attributable to the vesting of and/or issuance of shares for such RSUs.
     (c) Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the RSUs or shares of Common Stock shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
     (d) This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.
     (e) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona.

     IN WITNESS WHEREOF, the Company has, as of the date first above written, caused this Agreement to be executed on its behalf by its Chairman, President or any Vice President, and Director has hereunder set his hand as of the date first above written, which date is the Date of Grant of the RSUs.
ALLIED WASTE INDUSTRIES, INC.
By
DIRECTOR

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